January 14, 2008	Main (858) 450-8400 Fax (858) 450-8499

SpaceDev, Inc. 13855 Stowe Drive Poway, California 92064
Re:	Registration Statement on Form SB-2 for 5,715,669 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to SpaceDev, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 14, 2008 (the "Registration Statement") for the purpose of registering for resale under the Securities Act of 1933, as amended (the "Act") 5,715,669 shares of the Company’s Common Stock, including (i) 593,295 outstanding shares of the Company’s Common Stock (the "Outstanding Shares"), (ii) 537,000 shares of the Company’s Common Stock issued or issuable upon exercise of warrants to purchase shares of Common Stock (the "Warrant Shares"), (iii) 4,007,419 shares of the Company’s Common Stock issued or issuable upon conversion or redemption of shares of Series C Cumulative Convertible Preferred Stock (“Series C Preferred”) outstanding or issuable (the “Conversion Shares”), and (iv) 577,955 shares of the Company’s Common Stock which may issuable to holders of Series C Preferred as dividends (the “Dividend Shares”).

The Warrant Shares, the Conversion Shares and the Dividend Shares are collectively referred to herein as the “Prospective Shares.”

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined the originals, or .pdf, photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as .pdf, photostatic or certified copies, and the authenticity of the originals of such copies.

With regard to the authorization and status as legal issued, fully paid and non-assessable of the issued and potentially issuable securities of SpaceDev Inc., a Colorado corporation, which corresponded to the Outstanding Shares and the Prospective Shares, we have relied without further investigation upon the legal opinion of Law Offices of Gretchen Cowen, APC dated April 29, 2005 which was previously filed as Exhibit 5.1 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 (registration no. 333-119494).  SpaceDev Inc., a Colorado corporation, reincorporated in Delaware on August 20, 2007 by merger into the Company, which had been its subsidiary.

Based on the examination described above and subject to the assumptions stated, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are legally issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of the applicable warrants in accordance with the applicable warrants’ terms will be legally issued, fully paid and non-assessable, (iii) the Conversion Shares have been duly authorized and if, as and when issued upon conversion of Series C Preferred shares in accordance with the terms of the Company’s certificate of incorporation which pertain to the Series C Preferred will be legally issued, fully paid and non-assessable, and (iv) the Dividend Shares have been duly authorized and if, as and when issued upon declaration by the Company’s Board of Directors of common stock dividends upon, and payment by the Company of common stock dividends on, then-outstanding Series C Preferred shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Outstanding Shares or the Prospective Shares.

Very truly yours,
                                /s/ HELLER EHRMAN LLP

Heller Ehrman LLP   4350 La Jolla Village Drive, 7th Floor   San Diego, CA  92122-1246   www.hellerehrman.com
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